Exhibit 99.1

SiriusDecisions, Inc. and Subsidiaries

Consolidated Financial Statements

March 31, 2018 and 2017

SiriusDecisions, Inc. and Subsidiaries

Index

March 31, 2018 and 2017

Page(s)
Report of Independent Auditors	1
Consolidated Financial Statements
Balance Sheets	2
Statements of Operations and Comprehensive Loss	3
Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficiency	4
Statements of Cash Flows	5
Notes to Financial Statements	6–16

Report of Independent Auditors

To Management and the Board of Directors of SiriusDecisions, Inc.

We have audited the accompanying consolidated financial statements of SiriusDecisions, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of March 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, of changes in convertible preferred stock and stockholders’ deficiency, and cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SiriusDecisons, Inc. and its subsidiaries as of March 31, 2018, and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

July 25, 2018

SiriusDecisions, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2018 and 2017

	2018	2017
Assets
Current assets
Cash and cash equivalents	$13,084,181	$9,265,240
Accounts receivable, net of allowance for doubtful accounts of $150,114 and $227,000 at March 31, 2018 and 2017, respectively	12,157,601	9,158,943
Prepaid expenses and other	2,109,057	2,357,813

Total current assets	27,350,839	20,781,996
Property and equipment, net	3,230,986	3,891,275
Restricted certificates of deposit - lease	—	79,930
Other assets	583,466	299,188

Total assets	$31,165,291	$25,052,389

Liabilities Convertible Preferred Stock and Stockholders’ Deficiency
Current liabilities
Accounts payable and accrued expenses	$10,061,901	$9,176,616
Deferred revenue	37,046,504	32,866,577

Total current liabilities	47,108,405	42,043,193
Deferred revenue - noncurrent	757,048	434,070
Deferred rent and other noncurrent liabilities	572,176	625,716

Total liabilities	48,437,629	43,102,979

Commitments and contingencies (Note 7)
Convertible Preferred Stock
Series A convertible redeemable preferred stock; $0.001 par value, 16,912,500 shares authorized, issued and outstanding at March 31, 2018 and 2017, respectively	55,998,368	46,903,534

Stockholders’ deficiency
Common stock; $0.001 par value, 51,250,000 shares authorized, 30,352,784 and 29,647,826 shares issued and outstanding at March 31, 2018 and 2017, respectively	30,352	29,647
Additional paid-in capital	—	—
Accumulated deficit	(73,180,502)	(64,789,529)
Accumulated other comprehensive loss	(120,556)	(194,242)

Total stockholders’ deficiency	(73,270,706)	(64,954,124)

Total liabilities convertible preferred stock and stockholders’ deficiency	$31,165,291	$25,052,389

The accompanying notes are an integral part of these consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

Years Ended March 31, 2018 and 2017

	2018	2017
Revenue	$80,040,284	$66,953,509

Costs and expenses
Cost of services and product development	31,887,017	29,307,958
Selling, general and administrative	46,388,479	40,850,682
Depreciation and amortization	1,861,491	1,455,111

Total costs and expenses	80,136,987	71,613,751

Loss from operations	(96,703)	(4,660,242)
Other expense, net	(23,144)	(74,727)

Net loss	(119,847)	(4,734,969)
Effect of translation adjustments	73,686	4,731

Total comprehensive loss	$(46,161)	$(4,730,238)

The accompanying notes are an integral part of these consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficiency

Years Ended March 31, 2018 and 2017

	Series A Convertible
	Redeemable Preferred Stock		Common Stock		Additional		Accumulated Other	Total
	Number of		Number of		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Income (Loss)	Deficiency
Balances as of March 31, 2016	16,912,500	$43,787,986	29,139,564	$29,139	$—	$(57,638,806)	$(198,973)	$(57,808,640)
Exercise of stock options			508,262	508	255,137			255,645
Accretion of preferred stock dividends		2,983,365			(699,794)	(2,283,571)		(2,983,365)
Accretion of preferred stock offering costs		132,183				(132,183)		(132,183)
Stock-based compensation expense					444,657			444,657
Effect of translation adjustments							4,731	4,731
Net loss						(4,734,969)		(4,734,969)

Balances as of March 31, 2017	16,912,500	46,903,534	29,647,826	29,647	—	(64,789,529)	(194,242)	(64,954,124)
Exercise of stock options			704,958	705	412,089			412,794
Accretion of preferred stock dividends		8,962,651			(823,708)	(8,138,943)		(8,962,651)
Accretion of preferred stock offering costs		132,183				(132,183)		(132,183)
Stock-based compensation expense					411,619			411,619
Effect of translation adjustments							73,686	73,686
Net loss						(119,847)		(119,847)

Balances as of March 31, 2018	16,912,500	$55,998,368	30,352,784	$30,352	$—	$(73,180,502)	$(120,556)	$(73,270,706)

The accompanying notes are an integral part of these consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net loss	$(119,847)	$(4,734,969)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization expense	1,861,491	1,455,111
Stock-based compensation	411,619	444,657
Allowance for doubtful accounts and bad debt expense	398,094	350,784
Deferred rent	(53,540)	(142,184)
Change in operating assets and liabilities
Accounts receivable	(2,998,658)	(1,750,198)
Prepaid expenses and other current assets	(248,756)	(186,403)
Other assets	(284,276)	(111,959)
Accounts payable and accrued expenses	885,285	31,130
Deferred revenue	4,502,905	3,186,158

Net cash provided by (used in) operating activities	4,354,317	(1,457,873)

Cash flows from investing activities
Additions of property and equipment and capitalized software	(1,102,083)	(1,992,573)
Investment in certificates of deposit—restricted	79,930	449,308

Net cash used in investing activities	(1,022,153)	(1,543,265)

Cash flows from financing activities
Proceeds from exercise of stock options	412,794	255,645

Net cash provided by financing activities	412,794	255,645
Effects of foreign currency translation on cash	73,983	(96,404)

Net change in cash and cash equivalents	3,818,941	(2,841,897)
Cash and cash equivalents
Beginning of period	9,265,240	12,107,137

End of period	$13,084,181	$9,265,240

Supplemental disclosure of cash flow information
Cash paid for
Income taxes	$—	$—
Supplemental disclosures of noncash information
Accretion of preferred stock	8,962,651	2,983,365
Accretion of preferred stock offering costs	132,183	132,183
Property and equipment additions in accounts payable	94,547	294,004
Property and equipment additions - landlord incentive	—	417,871

The accompanying notes are an integral part of these consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

1.	Organization and Nature of Business

SiriusDecisions, Inc. is a global business to business research and advisory firm. Through its platform the Company seeks to deliver actionable, data driven intelligence to its clients to empower sales, product and marketing leader to make better decisions and accelerate growth. SiriusDecisions, Inc. was founded in 2001 and is headquartered in Wilton, Connecticut.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of SiriusDecisions, Inc.and its wholly owned subsidiaries SiriusDecisions Europe Ltd and SiriusDecisions Asia Pte. Ltd. (collectively, the “Company”). All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the establishment of allowances for doubtful accounts, recoverability of long-lived assets and the assumptions used for stock option valuations.

Risk and Uncertainties

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade accounts receivable. The Company has not experienced any significant losses in such accounts and believes it is not exposed to any significant credit risk with respect to its trade accounts receivable.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Revenue Recognition and Deferred Revenue

The Company’s revenue recognition policies by significant revenue source are as follows:

Research Services

This is a membership-driven service. The service is built to provide senior-level business-to-business executives with the sales and marketing operational insight required to improve topline performance. Members access this information via email, telephone, events and a self-service research portal. Members sign a membership agreement which runs for a specific period of time (typically one to two years). Revenue is recognized over the term of the agreement.

Events

The Company holds conferences during the year. Events revenues, which are primarily comprised of sponsorship revenue and registration revenue, are deferred and recognized upon the completion of the related conference. In addition, the Company defers certain costs directly related to events and expenses these costs in the period during which the related event occurs.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

Consulting Services

Consulting revenues, primarily derived from consulting, training classes, and general marketing projects, are principally generated from fixed fee or time and materials engagements. Consulting revenues are recognized as work is delivered and/or services are provided.

Learning Services

Learning revenues are generated from a membership-driven service. The Company provides online courses for business-to-business professionals. Members access information via a self-service portal, and members sign a membership agreement that runs for a specific period of time. Revenue is deferred and recognized over the term of the agreement.

Cash and Cash Equivalents

Cash and cash equivalents include all monies in banks and highly liquid investments with initial maturity dates of three months or less.

Accounts Receivable

The Company extends credit to its customers, based upon credit evaluations, in the normal course of business. Bad debts are provided on the allowance method based on historical experience and management’s evaluation of outstanding accounts receivable. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization of property and equipment is provided by the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the respective lease term or the estimated useful life of the leased property. Additions and major improvements are capitalized, whereas the cost of maintenance and repairs are charged to operations as incurred.

Depreciation and amortization is provided over the estimated useful lives of the assets as follows

Estimated
	Method	Useful Life
Computer equipment	Straight-line	3–5 years
Furniture and fixtures	Straight-line	5–7 years
Office equipment	Straight-line	5–7 years
Leasehold improvements	Straight-line	(*)

(*) – Shorter of the estimated useful life or lease term.

Internal use Software

The Company recognizes internal use software development costs in accordance with ASC 350-40, Intangibles- Goodwill and Other-Internal Use Software. As a result, the Company capitalizes costs incurred to develop software for internal use.

Amortization begins once the software is placed in service and is calculated using the straight-line method over the useful life, which is estimated to be three years. Capitalized internally developed software costs are included in property and equipment and the amortization is recognized in depreciation and amortization in the accompanying consolidated statements of operations.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

Impairment of Long-Lived Assets

The Company assesses the impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Long-lived assets are considered to be impaired when the sum of the expected future operating cash flows, undiscounted, is less than the carrying value of the related assets. If impairment is identified, the Company will reduce the carrying value of the assets to fair value based on the expected discounted cash flows. There were no such impairments as of March 31, 2018 and 2017.

Income Taxes

The Company provides for deferred income taxes in accordance with ASC Topic 740, Income Taxes, which requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and the respective tax bases of assets and liabilities. Deferred tax assets are reduced if necessary by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company also follows the FASB issued ASC Topic 740-10, Uncertainty in Income Taxes. This Topic prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Topic also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company recognizes tax benefits or expenses of uncertain tax positions in the year such determination is made when the position is “more likely than not” to be sustained assuming examination by tax authorities. The Company accrues interest and penalties associated with uncertain tax positions, if any, as part of the income tax provision. Management has reviewed the Company’s tax positions for all open tax years and concluded that no provision for unrecognized tax benefits or expense is required in these consolidated financial statements.

Management evaluates the tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are more likely than not to be sustained upon examination by the applicable tax authorities. Management further believes that it has not taken tax positions that are not likely to be sustained by such tax authorities.

Stock-Based Compensation

ASC 718, Compensation—Stock Compensation, requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of those awards. In accordance with ASC 718, this cost is recognized over the period for which an employee is required to provide service in exchange for the award.

The Company estimates the fair value of options granted using the Black-Scholes option pricing model. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from the Company’s estimates, such amounts will be recorded as an adjustment in the period estimates are revised. In valuing share-based awards, significant judgment is required in determining the expected volatility of common stock and the expected term individuals will hold their share-based awards prior to exercising.

Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s United Kingdom subsidiary, whose functional currency is the Great Britain Pound, are translated at year-end rates of exchange, and the statements of operations are translated at the average rates of exchange for the year. Gains or losses resulting

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

from translating foreign currency financial statements are accumulated in a separate component of stockholders’ deficiency. Gains or losses from foreign currency transactions (transactions denominated in a currency other than the entity’s local currency) are included in net loss and were not significant.

Advertising Costs

Advertising costs are expensed as incurred. Advertising and marketing costs were $637,908 and $787,481 for the years ended March 31, 2018 and 2017, respectively.

Financial Instruments

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses are reflected in the accompanying consolidated financial statements at carrying value, which approximates fair value because of the short-term maturity of these instruments.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires that an entity recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to its customers. In order to achieve this core principle, an entity should apply the following steps (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. This update will replace existing revenue recognition guidance under GAAP when it becomes effective for the Company beginning April 1, 2019, with certain early adoption permitted. The updated standard will permit the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of this update on its consolidated financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing. This ASU was made in response to an issue communicated by the Transition Resource Group for Revenue Recognition (the TRG), a group which was formed by the FASB and the International Accounting Standards Board (IASB), (collectively, the Boards), whose objective is to inform the Boards of any issues that could arise with the implementation of a converged standard on recognition of revenue from contracts with customers. ASU 2016-10 does not change the core principal of the guidance in Topic 606, but adds clarification around identifying performance obligations and licensing. The amendments in this update affect the guidance in ASU 2014-09, Contracts with Customers (Topic 606), which is not yet effective, and therefore follow the same effective date and transition requirements. Management is assessing the impact of adoption on the consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. This ASU amends certain aspects of the Board’s new revenue standard, ASU 2014-09. The amendments include the collectability of revenue, presentation of sales tax and other similar taxes collected from customers, contracts containing noncash considerations, and contract modifications and completed contracts at transition. Management is assessing the impact of adoption on the consolidated financial statements.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes. ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the consolidated balance sheet statement of financial position. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods therein and may be applied either prospectively or retrospectively to all periods presented. The adoption of this guidance does not have a significant impact on the company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The FASB issued this update to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The updated guidance is effective for annual periods beginning after December 15, 2019. Early adoption of the update is permitted. The Company is currently evaluating the new guidance to determine the impact it will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This ASU simplifies certain aspects of the accounting for share-based payment transactions, including the consequences for income taxes, equity and liability classifications as well as classifications on the statement of cash flows. The ASU is effective for reporting periods after December 15, 2016 and interim periods therein. The company has adopted this guidance within the current year and there is not a significant impact on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. This ASU addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The guidance is effective for annual periods beginning after December 15, 2017 and interim periods therein. Management is assessing the impact of adoption on the consolidated financial statements.

Subsequent Events

The Company has evaluated events through July 24, 2018, which is the date the consolidated financial statements were available to be issued.

3.	Property and Equipment

Property and equipment consist of:

	2018	2017
Computer equipment and software	$4,742,066	$4,307,644
Leasehold improvements	1,214,426	1,293,153
Furniture and fixtures	1,773,524	1,599,786
Office equipment	1,139,778	817,814
CIP—Capital in Progress	263,625	—

	9,133,419	8,018,397
Less: Accumulated depreciation and amortization	(5,902,433)	(4,127,122)

	$3,230,986	$3,891,275

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

Depreciation and amortization expense for the years ended March 31, 2018 and 2017 was approximately $1,861,000 and $1,455,000, respectively.

As of March 31, 2018, internal use software costs totaled $3,339,000 with accumulated amortization of the software totaling $1,066,000. As of March 31, 2017, internal use software costs totaled $2,905,000 with accumulated amortization of the software totaling $927,000.

4.	Line of Credit

The Company renewed its revolving line of credit with a bank on March 31, 2018, and the total facility was increased from $10 million to $15 million, which gives the Company the ability to borrow up to $15 million limited by a borrowing base, as defined in the agreement for working capital and other general corporate needs in the ordinary course of business. Within the line of credit there is a sub-facility for letters of credit not to exceed $2,000,000. The loan agreement matures on March 31, 2020 and is subject to renewal. The loan is secured by substantially all of the assets of the Company. Amounts outstanding on the loan are assessed interest charges of the Prime Rate in effect on such day plus one half percent per annum and any undrawn portion will be charged an unused fee of 0.125%. There were no amounts outstanding on the line of credit as of March 31, 2018.

5.	Income Taxes

On December 22, 2017, the United States enacted the 2017 Tax Cuts and Job Act (“Tax Reform”) which made significant changes to United States federal income tax law which affects the Company. Effective January 1, 2018, the US federal income tax rate is reduced to 21 percent from 35 percent. As a result, a tax benefit of the Company is included in the provision for income taxes to reflect the revaluation of the ending deferred tax asset balance as of March 31, 2018. In addition, the Company is in a full valuation position.

Tax Reform Legislation also provides for 100 percent bonus depreciation on personal tangible property expenditures through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026.

Tax Reform is a comprehensive bill containing several other provisions, either modifying current provisions or creating new provisions. Based on the Company’s preliminary assessment, the impact of these provisions are not expected to be material on the Company’s results of operations, cash flows and consolidated financial statements. That being said, the ultimate impact of Tax Reform may differ from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued.

There were no current or deferred income tax provisions for the years ended March 31, 2018 or 2017.

At March 31, 2018, the Company has Federal Net Operating Loss (“NOL”) carryforwards of approximately $13,341,000 which expire starting in 2031 through 2037. In addition, at March 31, 2018, the Company also has various State NOLs of approximately $10,785,000, which expire at various times through 2037. Utilization of the NOL carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code (“IRC”) of 1986, as amended, or the IRC, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

Section 382 of the IRC has occurred. The effect of an ownership change could be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change.

At March 31, 2018, the Company has UK Net operating losses of $1,549,000 which do not expire.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) at March 31, 2018 and 2017 are approximately as follows:

	2018	2017
Deferred Tax Assets:
Accrued Expenses	$75,000	$340,000
Stock Compensation	64,000	108,000
Net Operating Loss Carryforward	3,919,000	5,259,000
Other	5,000	9,000

	4,063,000	5,716,000
Valuation allowance	(3,849,000)	(5,058,000)

Total deferred tax assets	214,000	658,000

Deferred Tax liabilities
Depreciation & amortization	(131,000)	(658,000)
Deferred Revenue	(83,000)

Total deferred tax liabilities	(214,000)	(658,000)

Net deferred tax assets	$—	$—

The Company has concluded it is more likely than not that all future tax benefits will not be fully realized and has provided a full 100% valuation allowance against its net deferred tax assets. As of March 31, 2018 the valuation allowance decreased by $1,209,000 which is predominantly driven by the change in U.S. tax rate from 35% to 21% and the revaluation of the Company’s deferred taxes. In contrast, the valuation allowance increased by $253,000 in the year ended March 31, 2017.

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate due to the effect of a full valuation allowance.

The Company’s 2011 through 2016 federal income tax returns remain open to examination by the IRS. The Company’s state income tax returns from 2011 through 2016 remain open to examination. The United States and many states have statutes of limitation ranging from 3 to 5 years, however, those statutes could be extended due to the Company’s net operating loss carryforward positions in a number of the Company’s tax jurisdictions. In general, tax authorities have the ability to review income tax returns for loss periods in which the statute of limitation has previously expired to adjust the net operating loss carryforward in those years. The Company’s 2015 – 2017 United Kingdom returns remain open to examination by the local tax authorities. The Company’s 2017 Singapore return remains open to examination by the local tax authorities.

The Company does not believe that it is reasonably possible that the unrecognized tax benefits as of March 31, 2018 will decrease within the next twelve months as a result of the resolution of tax exposures. No amounts of interest and penalties are were recognized in the Company’s consolidated financial statements for the years March 31, 2018 and 2017, respectively.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

The amount of unrecognized tax benefits, if settled, would impact the effective tax rate by $0 and $0 as of March 31, 2018 and 2017 respectively. The Company does not believe it is reasonably possible that the unrecognized benefits will decrease within the next twelve months as a result of the resolution of tax exposures. No amounts of interest and penalties were recognized in the consolidated financial statements for the year ended March 31, 2018 and 2017, respectively.

6.	Retirement Plan

The Company has a defined contribution 401(k) plan which covers all eligible employees. Participants may make elective salary deferral contributions to participant directed investment funds. The Company may make matching and discretionary contributions in accordance with the plan documents. For the years ended March 31, 2018 and 2017, the Company made approximately $1,464,000 and $1,425,000, respectively, in contributions to the plan.

7.	Commitments and Contingencies

Operating Leases

The Company leases office space under operating leases that expire through April 31, 2027. The Company’s leases have escalation clauses and rent expense is recognized on a straight-line basis. The difference between rent paid and the rent expense reported in the financial statements is recorded as deferred rent payable. Deferred rent payable amounts to approximately $538,509 and $178,000 as of March 31, 2018 and 2017, respectively.

Minimum rental commitments at March 31, 2018 under the noncancellable operating lease are approximately as follows:

Years Ending March 31,
2019	$2,189,000
2020	1,957,000
2021	973,000
2022	489,000
2023	365,000
2024	186,000

$6,159,000

Rent expense for the years ended March 31, 2018 and 2017 was approximately $2,510,000 and $2,351,000, respectively.

Employment Agreements

The Company has employment agreements for four executives which provide for severance in the case of termination without cause, as defined in the agreements.

Litigation

The Company is party to various legal actions that arise from the ordinary course of business from time to time. Management believes the ultimate liability that might result from these actions would not have a material adverse effect on the Company’s liquidity, results of operations and financial position.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

8.	Stockholders’ Deficiency

Corporate Structure

The Company’s Certificate of Incorporation, originally filed on July 26, 2001, most recently amended on December 17, 2013, which authorized the issuance of two classes of stock to be designated, “Common Stock” and “Preferred Stock”. The total number of shares which the Company is authorized to issue is 68,162,500. Of these shares, 51,250,000 shall be Common Stock and 16,912,500 shall be Preferred Stock.

Common Stock

The holders of Common Stock of the Company are entitled to liquidation proceeds ratably after all Series A Convertible Redeemable Preferred Stock (“Preferred Shares”) liquidation preferences are satisfied. Dividends as declared by the Board are subordinate to preferential rights of the Preferred Series. Voting rights for Common Stock entitles holders to one vote for each share held.

Series A Redeemable Convertible Preferred Stock

On December 17, 2013, the Company entered into a minority investment arrangement funded by an outside investment (“PE firm”) firm. As part of the transaction, the PE firm purchased 16,912,500 shares of Series A Convertible Preferred Stock for approximately $37,292,000, net of offering costs of approximately $661,000.

The PE firm received 100% of the issued preferred shares of the Company, which contains the following summarized terms.

Dividends

An 8% per share dividend will accrue annually, although it will only be payable in the event of a redemption or deemed liquidation, as defined. Accrued dividends amounted to approximately $12,783,515 at March 31, 2018. Preferred stock dividends amounting to $2,983,365, were accreted for the years ended March 31, 2018 and 2017 respectively. As total fair value of Preferred Stock at March 31, 2018 exceeded the original investment plus accrued and unpaid dividends, total accretion as of March 31, 2018 amounted to $8,962,651.

Liquidation

The preferred shares will be senior to common shares in the event of a sale, merger, liquidation, bankruptcy or other deemed liquidation event. In the event of such an occurrence, the preferred shareholders shall be entitled to receive the greater of (i) the aggregate amount of the original equity investment plus accrued dividends; or (ii) the amounts payable on an “as is converted to common shares basis”. The liquidation preference at March 31, 2018 amounted to approximately $55,998,000.

Redemption

At the election of the holders of a majority of the preferred shares the Company shall redeem the outstanding shares in two equal annual installments beginning on the fifth anniversary of such investment, December 17, 2018. In the current year, the company received a waiver from the holders of the preferred shares extending the redemption date to July 31, 2019. Such redemptions shall be made at the greater share value of (i) fair market value; or (ii) the original equity investment plus accrued dividends.

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

Conversion

The holders of shares of the preferred shares have the right at any time to convert all or a portion of the preferred shares into shares of Common Stock. The number of shares of common stock which would be issued upon conversion will be determined by dividing the original equity investment by the conversion price. The conversion price will be initially equal to the Original Equity Investment divided by the number of shares of preferred stock. In the event that the Company issues additional shares of stock or convertible securities at a purchase price or exercise price less than the then-applicable conversion price, such conversion price shall be adjusted. The shares will automatically convert in the event of an initial public offering, if such offering is greater than defined proceed levels.

Voting

The Preferred shareholders will be entitled to 2 out of 5 board seats and certain protective rights and shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock are convertible.

The Company evaluated the Series A Preferred Stock and its embedded conversion feature on the date of issuance and determined the host instrument is more akin to equity and is therefore clearly and closely related with the embedded conversion option as defined by ASC 815. Further, there were no beneficial conversion features noted. As such bifurcation of the embedded conversion feature was not required.

The Company accretes the issuance costs on its preferred stock using the straight-line method from the date of issuance to the earliest date of redemption.

9.	Stock Options

The Company adopted the 2005 Stock Option Plan (the “Plan”) under which 5,000,000 shares of the Company’s common stock was reserved for issuance to employees, directors and consultants. As part of the preferred stock transaction (Note 8), the Company increased the number of shares issuable under its stock option plan to 5,700,000. Options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options may only be granted to employees. Options vest and become exercisable pursuant to individual’s stock agreement, and the Company’s Board of Directors may issue fully and immediately vested shares of common stock or impose such vesting requirements, as it deems appropriate. Options are usually exercisable over 10 years after the grant date and five years from the date of the grant in the case of incentive stock options where the employee owns more than 10% of the combined voting power of all classes of stock.

The exercise price of incentive stock options shall not be less than the fair value of common stock as determined by the Board of Directors. If an individual owns stock representing more than 10% of the total combined voting power of all classes of stock, the price of each share shall be at least 110% of the fair market value, as determined by the Board of Directors.

The Company accounts for the expected life of options in accordance with the “simplified” method provision of ASC 718-10-S55, which enables the use of the simplified method for “plain vanilla” share options. Expected volatility is calculated using the historical volatility of comparable public companies. The risk free interest rate is based on U.S. Treasury yields for securities in effect at the time of grants with terms approximating the term of the grants. The Company does not expect to issue dividends in the foreseeable future. The following assumptions were used:

SiriusDecisions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

March 31, 2018 and 2017

	2018	2017
Risk free interest rate	1.93% - 2.74%	1.23% - 2.1%
Calculated dividend rate	0%	0%
Expected life of the option in years	6.10	6.25
Expected volatility	24.7% - 26.9%	26.4% - 27.0%
Fair value of option	$0.69 - $1.1	$0.64 - $1.04

The fair value of each option award was estimated on the grant date using the Black-Scholes option-pricing model and will be expensed under the straight-line method. Stock-based compensation expense was approximately $412,000 and $445,000 for the years ended March 31, 2018 and 2017, respectively, and is included in the caption selling, general and administrative in the accompanying consolidated statements of operations.

As of March 31, 2018, there was approximately $845,667 of unrecognized stock-based compensation expense under compensation plans, which is expected to be recognized on a straight-line basis over a weighted average period of approximately 1.4 years.

The following table summarizes stock option activity for the years ended March 31, 2018 and 2017:

		Weighted	Weighted-
		Average	average	Aggregate
	Number of	Exercise Price	Remaining	Intrinsic
	Shares	Per Share	Contract Term	Value
			(years)
Outstanding March 31, 2016	3,703,813	0.82
Granted	1,097,104	1.58
Exercised	(508,262)	0.52
Forfeited	(122,565)	1.20

Outstanding March 31, 2017	4,170,090	1.03	6.55
Granted	487,760	2.36
Exercised	(704,958)	0.59
Forfeited	(186,004)	1.57

Outstanding March 31, 2018	3,766,888	$1.27	6.55	$5,905,425

Exercisable March 31, 2018	2,556,785	$0.97	5.55	$4,765,908

Vested and Expected to vest March 31, 2018	3,721,795	1.26	6.42	5,864,808

The total intrinsic value of options exercised during the year ended March 31, 2018 was $1,584,353. The fair value of shares vested during the year ended March 31, 2018 was $421,792.